UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

FLORIDA GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3500 NW 37th Avenue, Miami, FL 33142
(Address of principal executive offices) (Zip code)

(502) 589-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03      Bankruptcy or Receivership.

On November 2, 2012, the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida (the “Court”) entered an order appointing David Jonas as Temporary Receiver for certain real and personal property owned by Florida Gaming Centers, Inc. (“Centers”), the wholly-owned subsidiary, and primary operating asset, of the Registrant. The appointment was made effective as of October 25, 2012, and the Court scheduled a hearing for November 27, 2012 to consider whether Mr. Jonas should be appointed as receiver through the pendency of the litigation.

In its order, the Court ordered Mr. Jonas, as receiver, to immediately take possession of all the accounts, books of account, checkbooks, lease agreements, sales contracts, assets, files, papers, contracts, records, documents, monies, securities, choses in action, keys, pass codes and passwords, computers, all software and data, archived and historical data, and all other property, real, mortgaged, personal or mixed, of Centers, including, but not limited to any and all funds being held by any third party on behalf of Centers. As receiver, Mr. Jonas is empowered, directed and authorized by the Court to do any and all things necessary for the proper management, operation, preservation, maintenance, protection and administration of Centers’ assets. The affected assets constitute substantially all of the Registrant’s operating assets.

As previously reported on Form 8-K, on October 18, 2012, ABC Funding, LLC, on behalf of certain of Centers’ lenders, filed motions requesting the immediate appointment of Mr. Jonas as receiver to take operational control of Centers. ABC Funding filed the motions as Administrative Agent for the lenders under Centers’ primary credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: November 8, 2012	By:	/s/ W. Bennett Collett, Jr.
W. Bennett Collett, Jr.
Chief Executive Officer